     As filed with the Securities and Exchange Commission on June 3, 1997.

                                                 Registration No. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           __________________________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            _______________________

                           RELIANCE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

       WISCONSIN                                           39-1834823
(State of incorporation)                    (I.R.S. Employer Identification No.)


                RELIANCE BANCSHARES, INC. 1997 STOCK OPTION PLAN
              RELIANCE SAVINGS BANK RECOGNITION AND RETENTION PLAN
                           (Full title of the plans)

                             3140 SOUTH 27TH STREET
                           MILWAUKEE, WISCONSIN 53215
                    (Address of Principal Executive Offices)

                                 ALLAN T. BACH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           RELIANCE BANCSHARES, INC.
                             3140 SOUTH 27TH STREET
                           MILWAUKEE, WISCONSIN 53215
                                 (414) 671-2222
         (Telephone number, including area code, of agent for service)
                         ______________________________

                                    Copy to:

                            PATRICK J. MARGET, ESQ.
                            MICHAEL BEST & FRIEDRICH
                           100 EAST WISCONSIN AVENUE
                                   SUITE 3100
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 271-6560
                        ________________________________


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

                        CALCULATION OF REGISTRATION FEE


=====================================================================================================================

           TITLE OF EACH               PROPOSED               PROPOSED
             CLASS OF                  AMOUNT                 MAXIMUM                 MAXIMUM             AMOUNT OF
          SECURITIES TO                 TO BE              OFFERING PRICE       AGGREGATE OFFERING       REGISTRATION
          BE REGISTERED             REGISTERED(1)            PER SHARE                 PRICE                 FEE
---------------------------------------------------------------------------------------------------------------------

           Common Stock           358,728 shares(2)          $ 7.81(3)              $2,801,666               $849
         ($1.00 Par Value)
---------------------------------------------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Reliance Bancshares, Inc. 1997 Stock Option Plan (the "Stock Option Plan") and the Reliance Savings Bank Recognition and Retention Plan (the "Retention Plan").

(2) Represents 256,234 shares reserved for issuance under the Stock Option Plan and 102,494 shares reserved for issuance under the Rentention Plan.

(3) Based upon the $7.81 exercise price for options issued under the Stock Option Plan and the value of the shares awarded under the Retention Plan as of the grant date ($7.81) in accordance with Rule 457(h)(1).


                ________________________________________________



         This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. Section 230.462.





                                        Total number of pages:   7.
                                        Exhibit index on page:   7.

PART I.         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     ITEMS 1 AND 2. PLAN INFORMATION AND REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

                The information required by Part I is included in documents sent or given to participants in the Reliance Bancshares, Inc. 1997 Stock Option Plan (the "Stock Option Plan") and the Reliance Savings Bank Recognition and Retention Plan (the "Retention Plan") (collectively referred to as the "Plans") pursuant to Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.


PART II.        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

                The following documents filed by Reliance Bancshares, Inc. (the "Registrant" or "Company") with the Commission are incorporated herein by reference and made a part hereof:

                (a) The Registrant's latest Annual Report on Form 10-KSB, filed on September 27, 1996, which includes the consolidated statements of operations, retained earnings and cash flows for each of the three years in the period ended June 30, 1996, and the consolidated balance sheets at June 30, 1996 and 1995, together with related notes and report of independent auditors (dated July 19, 1996).

                (b) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the last fiscal year for which financial statements were included in the report referred to in (a) above.

                (c) The description of the Registrant's common stock, $1.00 par value per share, contained in the Registrant's Prospectus, dated April 18, 1996, and included in its Registration Statement on Form SB-2 (File No. 33-99706), which was declared effective by the Commission on February 29, 1996, and Amendment Nos. 1 and 2 to such Registration Statement on Form SB-2, filed on January 23, 1996 and February 21, 1996, respectively.

                All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

     ITEM 4.     DESCRIPTION OF SECURITIES.

                 Not Applicable.


     ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 Not Applicable.

    ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such a person was a party because he or she was a director or officer of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

                Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required to be permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

                Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

                 Section 180.0833 of the WBCL provides that, with certain exceptions, directors of the Registrant against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein. In addition, Articles VIII and IX of the Registrant's Articles of Incorporation provide as follows:

                "Article VIII.  Indemnification."

                A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of service as a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, including, without limitation, any subsidiary, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in their capacity as a director or officer or in any other capacity while serving as such, shall be indemnified and held harmless to the fullest extent authorized by the WBCL, as the same exists or may hereafter be amended (but, in the case of any amendment, only to the extent the amendment permits the Corporation to provide broader indemnification rights than such law permitted prior to amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify such indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if the proceeding (or part thereof) was authorized by the Board pursuant to the WBCL on written request by the indemnitee to the Corporation.

                B. The right to indemnification conferred in Section A of this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition ("advancement of expenses"); provided, that if the WBCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking ("undertaking"), by or on behalf of the indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal ("final adjudication") that the indemnitee is not entitled to indemnification for expenses under this Section B or otherwise, together with a written affirmation by the indemnitee of his or her good faith belief that he or she has not breached or failed his or her duties to the Corporation. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

                C. The rights to indemnifications and to advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, By- laws, agreement, vote of shareholders or directors, or otherwise.

                D. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, regardless of whether the Corporation would have the power to indemnify such person against such expense, liability or loss under the WBCL.

                E. The Corporation may, as authorized from time to time by a majority vote of disinterested directors, grant indemnification and advancement of expenses to any employee or agent of the Corporation or any person who is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, including, without limitation, any subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent this Article VIII permits indemnification and advancement of expenses for directors and officers of the Corporation.

                "Article IX.  Limitation of Liability."

                A director of this Corporation shall not be personally liable to the Corporation or its shareholders, or any person asserting rights on behalf of the Corporation or its shareholders, for monetary damages for breach or failure to perform any duty resulting from his or her status unless the person asserting liability proves that the breach or failure to perform constitutes (i) a willful failure to deal fairly with the Corporation or its shareholders in a matter in which the director has a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful; (iii) a transaction from which the director received an improper personal benefit; or (iv) willful misconduct. If the WBCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by such law as amended.

                Any repeal or modification of the foregoing paragraph by shareholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

                The directors and officers are included in the directors' and officers' liability insurance policy applicable to Reliance Savings Bank, the Company's wholly-owned state-chartered stock savings bank subsidiary (the "Bank"). The Registrant has not obtained substitute or additional directors' and officers' liability coverage for liability which may be incurred in their capacity as such. The Bank's insurance policy provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse directors and officers of the Bank for a "loss" (as defined in the policy) sustained by a director or officer resulting from any claim made against them for a "wrongful act" (as defined in the policy). The policy also provides that, subject to, the applicable liability limits and retention amounts, the insurer will reimburse the Bank for a loss which the bank has lawfully indemnified (or is required or permitted by law to indemnify) a director or officer resulting from any such claim. Subject to certain exclusions set forth in the policy, "wrongful act" is defined to mean any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers in the discharge of their duties solely in their capacities as such directors or officers, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Bank.


    ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

                Not Applicable.


    ITEM 8.     EXHIBITS.

                The Exhibits to this Registration Statement are listed in the
Exhibit Index on page 8 of this Registration Statement, which Exhibit Index is incorporated herein by reference.


    ITEM 9.     UNDERTAKINGS.

                The undersigned Registrant undertakes as follows:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i)        To include any Prospectus required by
                                  Section 10(a)(3) of the Securities Act of
                                  1933;

                      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amery, and the State of Wisconsin, on the 3rd day of June, 1997.

                                    RELIANCE BANCSHARES, INC.



                             By:    /s/ Allan T. Bach
                                    -------------------------------------
                                    Allan T. Bach,
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allan T. Bach his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary and requisite to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                    TITLE                           DATE



/s/ Allan T. Bach            President, Chief Executive
-------------------------    Officer and Director
Allan T. Bach                (Principal Executive Officer)         June 3, 1997


/s/ Carol A. Barnharst       Vice President, Chief Financial
-------------------------    Officer, Secretary,Treasurer
Carol A. Barnharst           and Director (Principal Financial
                             Officer and Accounting Officer)       June 3, 1997

/s/ O. William Held          Director                              June 3, 1997
------------------------
O. William Held



------------------------     Director                              June 3, 1997
John T. Lynch


/s/ Marjorie A. Spicuzza     Director                              June 3, 1997
------------------------
Marjorie A. Spicuzza

                                EXHIBITS INDEX

REGULATION S-K                    DESCRIPTION
EXHIBIT NUMBER                    OF DOCUMENT
--------------                    -----------

 Exhibit 4.1       Reliance Savings Bank Recognition and Retention Plan

 Exhibit 4.2       Reliance Bancshares, Inc. 1997 Stock Option Plan

 Exhibit 5         Opinion of Michael Best & Friedrich

 Exhibit 23.1      Consent of Meier, Clancey, George & Co.

 Exhibit 23.2      Consent of Michael Best & Friedrich (included in Exhibit 5)

 Exhibit 24        Power of Attorney (included as part of signature page)





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